EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

DERREK GAFFORD APPOINTED LABOR READY CHIEF FINANCIAL OFFICER

TACOMA, WA, December 16, 2005—Labor Ready Inc. (NYSE: LRW) has appointed Derrek Gafford to serve as the company’s Chief Financial Officer. Gafford will report to Labor Ready CEO Joe Sambataro. Gafford replaces Steve Cooper, who assumed the role of President in September and continued to serve as CFO while the company completed a selection process for a new CFO.

In his new position, Gafford has overall responsibility for finance and investor relations. He has served as Labor Ready’s Vice President of Finance and Accounting since September 2004, and first joined Labor Ready in 2002 as Vice President and Treasurer. Prior to joining Labor Ready, Gafford served as CFO for Metropolitan Markets, a grocery retailer, and held a variety of finance and retail operations positions at Albertsons, as well as external audit positions at Deloitte & Touche LLP. Gafford is a certified public accountant.

“We are very pleased to announce Derrek’s promotion,” said Labor Ready CEO Joe Sambataro. “Derrek brings considerable finance and accounting experience. His demonstrated performance over the past four years at Labor Ready as a strong leader will continue to make a contribution to the company’s vision of being the dominant provider of on-demand staffing.”

About Labor Ready

Labor Ready is an international provider of temporary employees for manual labor, light industrial and skilled construction jobs, operating under the brand names of Labor Ready, Workforce, Spartan Staffing, and CLP Resources. Labor Ready’s customers are primarily small- to mid-sized businesses in the transportation, warehousing, hospitality, landscaping, construction, light manufacturing, retail, wholesale, facilities and sanitation industries. Annually, Labor Ready serves approximately 300,000 customers and puts more than 600,000 people to work through its more than 890 branch locations in the United States, Canada, and the United Kingdom. For additional information, visit Labor Ready’s website at www.laborready.com

For more information, contact:

Derrek Gafford, CFO

253-680-8214

Stacey Burke, Director of Corporate Communications

253-680-8291